EXHIBIT 99.1
Fastenal Company Reports 2022 Second Quarter Earnings
WINONA, Minn., July 13, 2022 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended June 30, 2022. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Six-month Period			Three-month Period
	2022	2021	Change	2022	2021	Change
Net sales	$3,482.6	2,924.7	19.1%	$1,778.6	1,507.7	18.0%
Business days	128	127		64	64
Daily sales	$27.2	23.0	18.1%	$27.8	23.6	18.0%
Gross profit	$1,620.9	1,344.1	20.6%	$827.6	700.7	18.1%
% of net sales	46.5%	46.0%		46.5%	46.5%
Operating and administrative expenses	$879.5	746.0	17.9%	$444.2	382.9	16.0%
% of net sales	25.3%	25.5%		25.0%	25.4%
Operating income	$741.4	598.1	24.0%	$383.4	317.8	20.7%
% of net sales	21.3%	20.5%		21.6%	21.1%
Earnings before income taxes	$736.5	593.1	24.2%	$380.7	315.2	20.8%
% of net sales	21.2%	20.3%		21.4%	20.9%
Net earnings	$556.7	450.3	23.6%	$287.1	239.7	19.8%
Diluted net earnings per share	$0.96	0.78	23.5%	$0.50	0.42	19.7%
Quarterly Results of Operations
Net sales increased $270.8, or 18.0%, in the second quarter of 2022 when compared to the second quarter of 2021. The number of business days were the same in both periods. The second quarter of 2022 continued to experience strong, economically-driven growth in underlying demand for manufacturing and construction equipment and supplies, which drove higher unit sales that contributed to the increase in net sales in the period. Foreign exchange negatively affected sales in the second quarter of 2022 by approximately 50 basis points.
The overall impact of product pricing on net sales in the second quarter of 2022 was 660 to 690 basis points compared to the second quarter of 2021. This reflects actions taken over the past twelve months intended to mitigate the impact of marketplace inflation for our products, particularly fasteners, and transportation services. We did not take any broad price increases in the second quarter of 2022, but benefited from carryover from actions taken in the first quarter of 2022, the timing of opportunities with national account contracts, and tactical, SKU-level adjustments. Costs for fuel and transportation services and certain key metals and plastics are at elevated but stable levels. We will continue to take actions aimed at mitigating the impact of product and transportation cost inflation should the need arise in 2022. The impact of product pricing on net sales in the second quarter of 2021 was 80 to 110 basis points.
From a product standpoint, we have three categories: fasteners, safety products, and other products, the latter of which includes eight smaller product categories, such as tools, janitorial supplies, and cutting tools. Fastener daily sales increased 21.2% over the second quarter of 2021, and represented 34.6% of our net sales in the second quarter of 2022; fasteners represented 33.6% of net sales in the second quarter of 2021. Safety product daily sales increased 13.8% over the second quarter of 2021 and represented 20.3% of our net sales in the second quarter of 2022; safety products represented 21.0% of net sales in the second quarter of 2021. Other products daily sales increased 17.0% over the second quarter of 2021 and represented 45.1% of our net sales in the second quarter of 2022; other products represented 45.4% of net sales in the second quarter of 2021.
From an end market standpoint, daily sales to our manufacturing customers increased 23.1% in the second quarter of 2022 from the second quarter of 2021. Daily sales to our non-residential construction customers increased 10.8% in the second quarter of 2022 from the second quarter of 2021. Sales trends for our traditional manufacturing and construction customers reflected sustained strength in underlying economic activity as well as favorable product pricing. Sales to government customers, which includes health care providers, decreased 2.1% and represented 3.8% of sales in the second quarter of 2022, down from 4.6% in the second quarter of 2021.

We report our customers in two categories: national accounts, which are customers with a multi-site contract, and non-national accounts, which include large regional customers, small local customers, and government customers. Daily sales to our national account customers increased 22.9% in the second quarter of 2022 over the second quarter of 2021. Most of our national account customers grew in the second quarter of 2022 over the year earlier period, as our sales grew at 91 of our Top 100 national account customers. Revenues attributable to national account customers represented 57.3% of our total revenues in the period. Daily sales to our non-national account customers, which includes government customers, increased 12.2% in the second quarter of 2022 from the second quarter of 2021. Revenues attributable to non-national account customers represented 42.7% of our total revenues in the period.
Our gross profit, as a percentage of net sales, was unchanged at 46.5% in the second quarter of 2022 from 46.5% in the second quarter of 2021. We experienced a modest decline in product margin, due in part to a greater dilutive net impact from product and customer mix, which was largely offset by better leverage of organizational expenses as a result of strong business activity. The impact of price/cost was largely neutral to our gross profit percentage in the second quarter of 2022.
Our operating income, as a percentage of net sales, increased to 21.6% in the second quarter of 2022 from 21.1% in the second quarter of 2021. Given a flat gross margin, the increase in our operating income percentage in the second quarter of 2022 was primarily due to our operating expenses increasing at a slower rate than sales. Our operating and administrative expenses, as a percentage of net sales, fell to 25.0% in the second quarter of 2022 from 25.4% in the second quarter of 2021. A decline, as a percentage of net sales, in occupancy-related and employee-related expenses was only partly offset by an increase, as a percentage of net sales, in other operating and administrative expenses.
Employee-related expenses, which represent 70% to 75% of total operating and administrative expenses, increased 16.8% in the second quarter of 2022 compared to the second quarter of 2021. We experienced an increase in employee base pay, albeit at a rate below the growth in sales, due to higher average FTE during the period, a greater proportion of full-time employees in our labor pool, and, to a lesser degree, higher average wages. Bonus and commission payments and profit sharing increased at a rate greater than sales, reflecting improved business activity and financial performance versus the year-ago period. This was partly offset by lower healthcare expenses reflecting reduced COVID-related costs. Occupancy-related expenses, which represent 15% to 20% of total operating and administrative expenses, increased 1.4% in the second quarter of 2022 compared to the second quarter of 2021. Building expense declined, reflecting lower branch-related expenses. Costs related to investment in hardware and equipment, including Fastenal Managed Inventory (FMI) and maintenance of hub and branch equipment, increased to support growth, albeit at a rate below our sales growth. Combined, all other operating and administrative expenses, which represent 10% to 15% of total operating and administrative expenses, increased 34.2% in the second quarter of 2022 compared to the second quarter of 2021. The increase in other operating and administrative expenses relates primarily to higher product movement and fuel costs for our local truck fleet, expenses from our customer show, and increased spending for travel and supplies.
Our net interest expense was $2.7 in the second quarter of 2022, compared to $2.6 in the second quarter of 2021.
We recorded income tax expense of $93.6 in the second quarter of 2022, or 24.6% of earnings before income taxes. Income tax expense was $75.5 in the second quarter of 2021, or 24.0% of earnings before income taxes. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.5%.
Our net earnings during the second quarter of 2022 were $287.1, an increase of 19.8% compared to the second quarter of 2021. Our diluted net earnings per share were $0.50 during the second quarter of 2022, which increased from $0.42 during the second quarter of 2021.
Growth Driver Performance
•We signed 102 new Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility) in the second quarter of 2022, resulting in year-to-date signings of new Onsite locations of 208. We had 1,501 active sites on June 30, 2022, which represented an increase of 13.5% from June 30, 2021. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, grew at a better than 20% rate in the second quarter of 2022 over the second quarter of 2021. This growth is due to improved business activity from our Onsite customers and, to a lesser degree, contributions from the increase in the number of Onsites we operate. The signings through the first half of 2022 keeps us on track to sign 375 to 400 Onsites in 2022.
•FMI Technology is comprised of our FASTStock℠ (scanned stocking locations), FASTBin® (infrared, RFID, and scaled bins), and FASTVend® (vending devices) offering. FASTStock's fulfillment processing technology is not embedded, is relatively less expensive and highly flexible in application, and delivered using our proprietary mobility technology. FASTBin and FASTVend incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies. Prior to 2021, we reported exclusively on the signings, installations, and sales of FASTVend. Beginning in the first quarter of 2021, we began disclosing certain statistics around our FMI offering. The first statistic is a weighted FMI® measure which combines the signings and installations of FASTBin and FASTVend in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU. The second statistic is revenue through FMI Technology which combines the net sales through FASTStock, FASTBin, and FASTVend. A portion of the growth in net sales experienced by FMI, particularly FASTStock and FASTBin, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations.
The table below summarizes the signings and installations of, and sales through, our FMI devices.

	Six-month Period			Three-month Period
	2022	2021	Change	2022	2021	Change
Weighted FASTBin/FASTVend signings (MEUs)	10,818	10,526	2.8%	5,490	5,843	-6.0%
Signings per day	85	83		86	91
Weighted FASTBin/FASTVend installations (MEUs; end of period)				96,872	87,567	10.6%

FASTStock sales	$405.8	251.0	61.7%	$207.3	140.5	47.6%
% of sales	11.5%	8.5%		11.5%	9.2%
FASTBin/FASTVend sales	$845.3	628.7	34.5%	$433.3	327.7	32.2%
% of sales	24.0%	21.3%		24.1%	21.5%
FMI sales	$1,251.1	879.7	42.2%	$640.6	468.2	36.8%
FMI daily sales	$9.8	6.9	41.1%	$10.0	7.3	36.8%
% of sales	35.5%	29.8%		35.6%	30.7%
We began disclosing the above table in the second quarter of 2021 using sales after rebates (net sales). In the third quarter of 2021, we updated our process to reflect sales before rebates (sales) to ensure consistency across our FMI and Digital Footprint reporting. The second quarter of 2021 percent of sales figures above and our digital footprint below, may differ slightly from those disclosed in the second quarter of 2021 based on this minor change in reporting.
Our signings of FMI devices in the second quarter and year-to-date 2022 have improved slightly on a sequential basis, but at a slower pace than is necessary to achieve our annual goals. As a result, we currently expect our 2022 signings goal for weighted FASTBin and FASTVend devices to be 21,000 to 23,000 MEUs, a reduction from our previous goal of 23,000 to 25,000 MEUs.
All metrics provided above exclude approximately 9,000 non-weighted vending devices that are part of a leased locker program.
•Our eCommerce business includes sales made through an electronic data interface (EDI), or other types of technical integrations, and through our web verticals. Daily sales through eCommerce grew 52.7% in the second quarter of 2022 and represented 17.1% of our total revenues in the period.
Our digital products and services are comprised of sales through FMI (FASTStock, FASTBin, and FASTVend) plus that proportion of our eCommerce sales that do not represent billings of FMI services (collectively, our Digital Footprint). We believe the data that is created through our digital capabilities enhances product visibility, traceability, and control that reduces risk in operations and creates ordering and fulfillment efficiencies for both ourselves and our customers. As a result, we believe our opportunity to grow our business will be enhanced through the continued development and expansion of our digital capabilities.
Our Digital Footprint in the second quarter of 2022 represented 47.9% of our sales, an increase from 41.4% of sales in the second quarter of 2021.
Balance Sheet and Cash Flow
We produced operating cash flow of $151.2 in the second quarter of 2022, a decrease of 11.8% from the second quarter of 2021, representing 52.7% of the period's net earnings versus 71.6% in the second quarter of 2021. Second quarters traditionally have lower conversion rates due to the timing of tax payments. However, in the second quarter of 2022, cash flow was also affected by higher working capital assets, which reflected significant product cost inflation and efforts to support customer growth.

The dollar and percentage change in accounts receivable, net, inventories, and accounts payable as of June 30, 2022 when compared to June 30, 2021 were as follows:

	June 30		Twelve-month Dollar Change	Twelve-month Percentage Change
	2022	2021	2022	2022
Accounts receivable, net	$1,103.9	908.9	$195.0	21.5%
Inventories	1,665.2	1,327.9	337.3	25.4%
Trade working capital	$2,769.1	2,236.8	$532.3	23.8%

Accounts payable	$291.8	236.1	$55.8	23.6%

Trade working capital, net	$2,477.3	2,000.7	$476.6	23.8%

Net sales in last two months	$1,207.8	1,010.6	$197.2	19.5%
Note - Amounts may not foot due to rounding difference.
Our accounts receivable balance increased due to several factors. First, our receivables increased as a result of improved business activity and resulting growth in our customers' sales. Second, we continue to experience a shift in our mix due to relatively stronger growth from national account customers, which tend to be larger and carry longer payment terms than our non-national account customers.
The increase in our inventory balance is primarily attributable to two items. First, we experienced an increase in the physical quantity of stocked product as we support our customers growth and supply chain needs. Second, we experienced significant inflation that increased the cost of our inventory. These two factors each accounted for roughly half of the increase in our total inventory balance. The proportion of our inventory gain accountable to inflation has moderated over the last few quarters reflecting stability of product costs at elevated levels and rising availability in our hubs. The latter represents our commitment to providing a resilient and robust supply chain as our customers expand production, as well as deeper inventory stocking due to disruptions in supply chains.
Our accounts payable balance increased due to higher product purchases to support the growth of our customers.
During the second quarter of 2022, our investment in property and equipment, net of proceeds from sales, was $43.4, which is an increase of 37.8% from the second quarter of 2021. The most significant areas driving this increase are higher spending on hub safety and automation upgrades and on FMI equipment, only partly offset by lower spending on a new building in downtown Winona, which was completed in 2021. During the first six months of 2022, our investment in property and equipment, net of proceeds from sales, was $76.5, which is an increase of 24.4% from the first six months of 2021. The most significant areas driving this increase are higher spending on hub safety and automation upgrades, FMI equipment, and information technology, only partly offset by lower spending on a new building in downtown Winona, which was completed in 2021. In 2022, we continue to expect our investment in property and equipment, net of proceeds of sales, to be within a range of $180.0 to $200.0, an increase from $148.2 in 2021. This reflects an increase in spending on FMI equipment in anticipation of higher signings, an increase in spending on hub properties to reflect upgrades to and investments in automation, as well as facilities upgrades, and an increase in manufacturing capacity to support demand and expand capabilities.
During the second quarter of 2022, we returned $227.8 to our shareholders in the form of dividends ($178.5) and purchases of our common stock ($49.3), compared to $160.8 in the second quarter of 2021, all in the form of dividends. During the first six months of 2022, we returned $406.2 to our shareholders in the form of dividends ($356.9) and purchases of our common stock ($49.3), compared to $321.6 in the first six months of 2021, all in the form of dividends.
Total debt on our balance sheet was $505.0 at the end of the second quarter of 2022, or 13.7% of total capital (the sum of stockholders' equity and total debt). This compares to $405.0, or 12.3% of total capital, at the end of the second quarter of 2021.

Additional Information
The table below summarizes our total and FTE (based on 40 hours per week) employee headcount, our investments related to in-market locations (defined as the sum of the total number of branch locations and the total number of active Onsite locations), and weighted FMI devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:		Change Since:
	Q2 2022	Q1 2022	Q1 2022	Q4 2021	Q4 2021	Q2 2021	Q2 2021
In-market locations - absolute employee headcount	13,134	12,855	2.2%	12,464	5.4%	12,446	5.5%
In-market locations - FTE employee headcount	12,039	11,644	3.4%	11,337	6.2%	11,390	5.7%
Total absolute employee headcount	21,629	21,167	2.2%	20,507	5.5%	20,317	6.5%
Total FTE employee headcount	19,523	18,958	3.0%	18,370	6.3%	18,253	7.0%

Number of branch locations	1,737	1,760	-1.3%	1,793	-3.1%	1,921	-9.6%
Number of active Onsite locations	1,501	1,440	4.2%	1,416	6.0%	1,323	13.5%
Number of in-market locations	3,238	3,200	1.2%	3,209	0.9%	3,244	-0.2%
Weighted FMI devices (MEU installed count) (1)	96,872	94,425	2.6%	92,874	4.3%	87,567	10.6%
(1) This number excludes approximately 9,000 non-weighted devices that are part of our locker lease program.
During the last twelve months, we increased our total FTE employee headcount by 1,270. This reflects an increase in our in-market and non-in-market selling FTE employee headcount of 927 to support growth in the marketplace and sales initiatives targeting customer acquisition. We had an increase in our distribution center FTE employee headcount of 181 to support increasing product throughput at our facilities and to expand our local inventory fulfillment terminals (LIFTs). We had an increase in our remaining FTE employee headcount of 162 that relates primarily to personnel investments in information technology, manufacturing, and operational support, such as purchasing and product development.
We opened two branches in the second quarter of 2022 and closed 25 branches, net of conversions. We activated 81 Onsite locations in the second quarter of 2022 and closed 20, net of conversions. In any period, the number of closings tend to reflect both normal churn in our business, whether due to redefining or exiting customer relationships, the shutting or relocation of customer facilities that host our locations, or a customer decision, as well as our ongoing review of underperforming locations. Our in-market network forms the foundation of our business strategy, and we will continue to open or close locations as is deemed necessary to sustain and improve our network, support our growth drivers, and manage our operating expenses.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, pricing, future Onsite and weighted FMI device signings, and future operating results and business activity. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks related to inflation, supply chain constraints, labor shortages, and the COVID-19 pandemic), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)
	(Unaudited)
Assets	June 30, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$247.9	236.2
Trade accounts receivable, net of allowance for credit losses of $11.1 and $12.0, respectively	1,103.9	900.2
Inventories	1,665.2	1,523.6
Prepaid income taxes	6.5	8.5
Other current assets	129.2	188.1
Total current assets	3,152.7	2,856.6

Property and equipment, net	1,008.7	1,019.2
Operating lease right-of-use assets	254.8	242.3
Other assets	176.1	180.9

Total assets	$4,592.3	4,299.0

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$195.0	60.0
Accounts payable	291.8	233.1
Accrued expenses	268.7	298.3
Current portion of operating lease liabilities	93.5	90.8
Total current liabilities	849.0	682.2

Long-term debt	310.0	330.0
Operating lease liabilities	165.5	156.0
Deferred income taxes	89.1	88.6

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 574,676,079 and 575,464,682 shares issued and outstanding, respectively	5.8	5.8
Additional paid-in capital	55.7	96.2
Retained earnings	3,171.6	2,970.9
Accumulated other comprehensive loss	(54.4)	(30.7)
Total stockholders' equity	3,178.7	3,042.2
Total liabilities and stockholders' equity	$4,592.3	4,299.0

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	(Unaudited)		(Unaudited)
	Six Months Ended June 30,		Three Months Ended June 30,
	2022	2021	2022	2021
Net sales	$3,482.6	2,924.7	$1,778.6	1,507.7

Cost of sales	1,861.7	1,580.6	951.0	807.0
Gross profit	1,620.9	1,344.1	827.6	700.7

Operating and administrative expenses	879.5	746.0	444.2	382.9
Operating income	741.4	598.1	383.4	317.8

Interest income	0.1	0.0	0.1	0.0
Interest expense	(5.0)	(5.0)	(2.8)	(2.6)

Earnings before income taxes	736.5	593.1	380.7	315.2

Income tax expense	179.8	142.8	93.6	75.5

Net earnings	$556.7	450.3	$287.1	239.7

Basic net earnings per share	$0.97	0.78	$0.50	0.42

Diluted net earnings per share	$0.96	0.78	$0.50	0.42

Basic weighted average shares outstanding	575.5	574.5	575.5	574.6

Diluted weighted average shares outstanding	577.5	576.8	577.4	577.0

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	(Unaudited)		(Unaudited)
	Six Months Ended June 30,		Three Months Ended June 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net earnings	$556.7	450.3	$287.1	239.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	82.4	78.9	41.2	39.6
Loss (gain) on sale of property and equipment	2.3	(1.3)	(1.2)	(0.7)
Bad debt expense	0.4	(0.1)	0.7	0.0
Deferred income taxes	0.5	0.7	(0.5)	0.4
Stock-based compensation	3.0	2.9	1.5	1.4
Amortization of intangible assets	5.4	5.4	2.7	2.7
Changes in operating assets and liabilities:
Trade accounts receivable	(209.3)	(138.0)	(39.4)	(55.9)
Inventories	(150.6)	10.6	(74.2)	(20.5)
Other current assets	58.9	(6.4)	(1.8)	(22.7)
Accounts payable	58.7	29.1	1.9	21.0
Accrued expenses	(29.6)	5.8	0.5	12.1
Income taxes	2.0	8.1	(67.6)	(45.8)
Other	0.4	0.3	0.3	0.2
Net cash provided by operating activities	381.2	446.3	151.2	171.5

Cash flows from investing activities:
Purchases of property and equipment	(83.0)	(67.3)	(47.5)	(34.6)
Proceeds from sale of property and equipment	6.5	5.8	4.1	3.1
Other	(0.6)	0.1	(0.5)	0.0
Net cash used in investing activities	(77.1)	(61.4)	(43.9)	(31.5)

Cash flows from financing activities:
Proceeds from debt obligations	695.0	165.0	460.0	55.0
Payments against debt obligations	(580.0)	(165.0)	(320.0)	(55.0)
Proceeds from exercise of stock options	5.8	13.6	1.9	7.0
Purchases of common stock	(49.3)	—	(49.3)	—
Payments of dividends	(356.9)	(321.6)	(178.5)	(160.8)
Net cash used in financing activities	(285.4)	(308.0)	(85.9)	(153.8)

Effect of exchange rate changes on cash and cash equivalents	(7.0)	(0.8)	(7.7)	1.7

Net increase (decrease) in cash and cash equivalents	11.7	76.1	13.7	(12.1)

Cash and cash equivalents at beginning of period	236.2	245.7	234.2	333.9
Cash and cash equivalents at end of period	$247.9	321.8	$247.9	321.8

Supplemental information:
Cash paid for interest	$5.0	5.0	$2.7	2.6
Net cash paid for income taxes	$175.4	132.7	$160.2	120.3
Leased assets obtained in exchange for new operating lease liabilities	$55.6	65.6	$31.7	34.7

CONTACT:	Ellen Stolts
Director of Accounting - Reporting and Reconciliation
507-313-7282